Exhibit 4.1

Contract

between

Profile Projex International Inc.

and

Paco Corp.

for

STAGE [x] PROOF OF CONCEPT

	CONTENTS

1.0	DEFINITIONS	2
2.0	EFFECTIVE DATE, DURATION AND COMPLETION
	OF THE SERVICES	4
3.0	REMUNERATION AND REIMBURSEMENT	4
4.0	NON-COMPETITION	4
5.0	CONFIDENTIALITY	4
6.0	PATENTABLE INVENTIONS, PATENT INDEMNITY AND
	INTELLECTUAL PROPERTY RIGHTS	5
7.0	STAGE [X] MANUFACTURING AND ROYALTIES	6
8.0	INDEMNITIES	6
9.0	INSURANCE	7
10.0	CONSEQUENTIAL LOSSES	7
11.0	TERMINATION	7
12.0	SAVING OF RIGHTS	8
13.0	INDEPENDENT CONTRACTOR	8
14.0	ASSIGNMENT AND SUBCONTRACTS	8
15.0	GOVERNING LAW	9
16.0	RESOLUTION OF DISPUTES	9
17.0	NOTICES	12
18.0	ENTIRETY OF CONTRACT	13

APPENDICES
Appendix A Rev 0:	Scope of Work
Appendix B Rev 0:	Payment and Royalties
Appendix C Rev 0:	Basis of Design
Appendix D Rev 0:	Deliverables

THIS Contract is made the 3rd day of September 2002 BETWEEN:

1)	Profile Projex International Inc., a company incorporated in British Columbia, Canada and whose registered office is situated at Suite 300, 1055 West Hastings Street, Vancouver, B.C. V6E 2E9 (hereinafter called "PROFILE [X]") of the one part; and

2)	Paco Corp., a company incorporated in Canada and whose registered office is situated at 3185 First Street, St Hurbert, Quebec, J3Y 8Y6 (hereinafter called "PACO") of the other part.

WHEREAS:
A)	PROFILE [X] is developing, a modular portable stage system, defined herein as Stage [x];

B)	PROFILE [X] desires that PACO performs engineering and design work on furthering the development of Stage [x], as detailed in Scope of Work and defined as the Services herein; and

C)	PACO represents that it is willing and able to undertake the performance of such Services in accordance with this Contract.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

STAGE [X] PROOF OF CONCEPT	Page 1 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

1.0	DEFINITIONS

1.1	Definitions

In the Contract the following words and expressions shall have the meaning hereby assigned to them:

	1.1.1.	Agreed Timeframe means: the agreed maximum duration of engineering and manufacturing of Stage [x] from commencement to delivery of a fully operational Stage [x], namely 9 months for the first Stage [x] undertaken by PACO, or 6 months for subsequent Stages. (The Agreed Timeframe may be adjusted by mutual agreement of the Parties on Completion of the Services).

	1.1.2.	Basis Of Design means: Stage [x] design criteria and operating parameters as detailed in Appendix C hereto and such other criteria and operating parameters as may from time to time be furnished or approved by PROFILE [X].

	1.1.3.	Complete or Completion means: completion of the Services. The Services shall only be deemed as complete when all Milestones and all activities comprising the Services are complete, Proof Of Concept attained and the Deliverables have been issued to PROFILE [X].

	1.1.4.	Contract means: this contract together with Appendices A to D hereto as originally executed or amended with written agreement of the Parties.

	1.1.5.	Day means: a calendar day

	1.1.6.	Deliverables means: those documents described in Appendix D that PACO shall produce and provide to PROFILE [X] as part of the Services.

	1.1.7.	Milestone means: a set of specific activities that forms part of the Services, as set out in Appendix A, Scope of Work. Each Milestone is numbered and completion of a specific Milestone is achieved when all the respective Milestone activities are complete

	1.1.8.	Party means: Either PROFILE [X] or PACO; Parties means: both PROFILE [X] and PACO

	1.1.9.	Proof Of Concept means: a status of Stage [x] design and engineering where the concept design is complete, the requirements of the Basis Of Design have been met, and the specifications and details are sufficiently advanced to allow a firm price and duration to be quoted for the

STAGE [X] PROOF OF CONCEPT	Page 2 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

engineering and manufacture. Proof Of Concept is more fully described under Appendix C, Basis of Design.

	1.1.10.	Proprietary Information means: data, processes, technology, ideas, information, trade secrets and the like relating to the products, services, business or commercial activities of a Party which is not generally known to the public.

	1.1.11.	Services means: the design and engineering to be undertaken by PACO, in accordance this Contract and the Basis of Design, as required to finalise the concept design of Stage [x] and attain Proof Of Concept. The Services are more fully described in Appendix A, Scope of Work.

	1.1.12.	Stage [x] means: a rapid deployment modular portable stage system, complete with full multimedia of video screens, lighting, audio and broadcasting capabilities, for large arena, indoor and outdoor sporting, entertainment or other events that require or would benefit from a stage or podium platform. Stage [x] is more fully described under Item 1.1 of Appendix A. Stages means more than one Stage [x]. A patent application for Stage [x] has been filed that may be enhanced or modified by PROFILE [X] as the design and engineering is developed by PACO.

1.2	English Language

All correspondence, documentation and discussion with respect to the Contract and the Services shall be in the English language.

1.3	Singular and Plural

Where the context requires, words importing the singular only also include the plural and vice versa.

1.4	Headings

The headings of Clauses within this Contract are included for the purposes of information and ease of reference only and shall not be construed as limiting or extending the meaning of any of the provisions contained in said Clauses.

1.5	Clauses and Appendices

Reference to Clauses or Appendices are, unless otherwise stated, references to Clauses of or Appendices to this Contract.

STAGE [X] PROOF OF CONCEPT	Page 3 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

2.0	EFFECTIVE DATE, DURATION AND COMPLETION OF THE SERVICES

2.1	Effective Date

This Contract shall be effective from 2 September 2002 and shall continue, subject to the provisions of Clause 11, until the Services have been completed in accordance with the terms of this Contract.

2.2	Duration

The anticipated duration of the Services shall be 3 to 4 months, as set-out in Appendix A, Scope of Work.

2.3	Completion of the Services

Notwithstanding any payment made by PROFILE [X] to PACO the Services, shall be deemed complete until such time that the Deliverables have been issued to PROFILE [X].

3.0	REMUNERATION AND REIMBURSEMENT

As full and complete reimbursement to PACO for performing the Services to PROFILE [X]'s satisfaction, PROFILE [X] shall pay PACO for the Services in accordance with the terms and conditions set out in Appendix B, Payment and Royalties.

4.0	NON COMPETITION

Neither Party, including subsidiaries or companies connected with the respective Parties, shall undertake any activities that would compete with the business of the other Party; i.e. PROFILE [X] will not directly or indirectly set up or sponsor a design, engineering, and manufacturing business that undertakes similar work to PACO’s existing portfolio of work, and PACO will not directly or indirectly manufacture, sell or lease stages similar to Stage [x].

5.0	CONFIDENTIALITY

All Proprietary Information disclosed by one Party to the other Party before during and after the period of the Contract shall be deemed confidential and shall not be

STAGE [X] PROOF OF CONCEPT	Page 4 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

disclosed to any third party (without prior specific agreement of the Parties) or used for purposes other than allowed for in the Contract.

6.0	PATENTABLE INVENTIONS, PATENT INDEMNITY AND INTELLECTUAL PROPERTY RIGHTS

6.1	Inventions, Improvements and Discoveries

All inventions, improvements and discoveries made by PACO or its subsidiaries in connection with performance of the Services hereunder are agreed to be the property of PROFILE [X] and the copyright (including waiver of moral rights) for the same shall be vested with PROFILE [X], however PROFILE [X] shall, subject to the provision of Clause 4.0 grant PACO a non-exclusive irrevocable royalty- free licence for manufacture and use of such inventions, improvements and discoveries. Where applicable, PROFILE [X] shall obtain and maintain patent coverage of such inventions, improvements and discoveries as deemed necessary to protect Stage [x]. In the event that PROFILE [X] elects not to obtain patent coverage of such inventions, improvements and discoveries, PACO may, at it’s own cost, obtain and maintain patent coverage always provided that PACO will grant PROFILE [X] a non-exclusive irrevocable royalty-free licence for manufacture and use of such inventions, improvements and discoveries in association with the development, manufacture and/or use of Stage [x].

6.2	Existing Intellectual Property

In the event that PACO utilises any of its own existing intellectual property in performance of the Services and development of Stage [x], or utilises any intellectual property developed by PACO independently of the Services, whether covered by patent or not, PACO will grant PROFILE [X] a non-exclusive irrevocable royalty-free licence for use of such intellectual property in association with the development, manufacture and/or use of Stage [x]. For the avoidance of doubt, manufacture of such intellectual property will be by PACO, unless agreed otherwise by PACO, and PACO will supply the component to PROFILE [X] at market price for incorporating into Stage [x].

6.3	Patent Design and Copyright Indemnity

PACO shall indemnify and hold PROFILE [X] harmless from and against any and all claims, losses, costs, damages and expenses (including legal costs) incurred by PROFILE [X] as a result of or in connection with any alleged patent, registered design or copyright infringement asserted against PROFILE [X] and arising from PACO's performance of the Services except where such infringement is alleged in respect of items supplied or specified by PROFILE [X].

STAGE [X] PROOF OF CONCEPT	Page 5 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

PROFILE [X] shall indemnify and hold PACO harmless from and against any and all claims, losses, costs, damages and expenses (including legal costs) incurred by PACO as a result of or in connection with any alleged patent, registered design or copyright infringement asserted against PACO in respect of items supplied or specified by PROFILE [X].

6.4	Ownership of Data

All data (drawings, tracings, documents, calculations, computerised data including magnetic tapes and discs and the like), produced during the performance of the Services, shall become PROFILE [X]'s property, and shall be handed over to PROFILE [X] on completion of the Services or termination of the Contract. PROFILE [X] shall have and retain the right to reproduce in whole or in part any and all such data shall have the right to use such data in the development, manufacture and use of Stage [x].

7.0	STAGE [X] MANUFACTURE AND ROYALTIES

It is the intention that upon completion of the Services the Parties will enter into a further contract for the engineering and manufacture of Stage [x]. In the event that PROFILE [X] proceeds with the engineering and manufacture of Stage [x] with another contractor, PROFILE [X] will pay to PACO a royalty as specified in Appendix B, Payment and Royalties.

8.0	INDEMNITIES

8.1	Indemnity by PACO

Except as and unless set forth elsewhere in this Contract, PACO shall bear all loss, expense and damage and agrees to defend, indemnify and save PROFILE [X] and its directors, officers, employees or agents harmless from and against any and all losses, claims, suits, demands, liabilities, costs, expenses (including legal, court, experts' and investigative fees) and causes of action for illness of, injuries to or death of PACO's directors, officers, employees or agents, and damage to, destruction or loss of property belonging to PACO, its directors, officers, employees or agents caused by, arising out of or incident to any occurrence in any manner connected with the performance of this Contract, whether or not such losses, claims, demands, liabilities, suits, costs, expenses and causes of action are occasioned by or are a result in whole or in part of the negligence or fault, whether sole, concurrent, active, passive or vicarious of PROFILE [X] or its directors, officers, employees or agents.

STAGE [X] PROOF OF CONCEPT	Page 6 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

8.2	Indemnity by PROFILE [X]

Except as and unless set forth elsewhere in this Contract, PROFILE [X] shall bear all loss, expense and damage and agrees to defend, indemnify and save PACO and its directors, officers, employees or agents harmless from and against any and all losses, claims, suits, demands, liabilities, costs, expenses (including legal, court, experts' and investigative fees) and causes of action for illness of, injuries to or death of PROFILE [X]’s directors, officers, employees or agents, and damage to, destruction, loss or loss of use of any property belonging to PROFILE [X] and its directors, officers, employees or agents caused by, arising out of or incident to any occurrence in any manner connected with the performance of this Contract, whether or not such losses, claims, demands, liabilities, suits, costs, expenses and causes of action are occasioned by or are a result in whole or in part of the negligence or fault, whether sole, concurrent, active, passive or vicarious of PACO or its directors, officers, employees or agents.

9.0	INSURANCE

PACO shall maintain all insurance coverages required by statute and otherwise required in connection with performance of the Services.

10.0	CONSEQUENTIAL LOSSES

Neither Party shall be liable to the other for any indirect or consequential losses including but not limited to loss of use, loss of production, loss of profits or business interruption irrespective of whether such loss was caused by or contributed to by the sole or concurrent negligence of the indemnified Party.

11.0	TERMINATION

11.1	Termination by PROFILE [X]

PROFILE [X] shall have the right to terminate this Contract at any time by giving PACO fourteen (14) Days' notice in writing. In such event PACO will utilise the notice period to summarise and fully document the Services performed up to the receipt of the termination notice, and PROFILE [X]’s only liability to PACO in respect of the Services performed up to such termination will be to pay PACO all sums payable in accordance with the terms of this Contract and any royalty payments properly due in accordance with Item 2.5 of Appendix B.

STAGE [X] PROOF OF CONCEPT	Page 7 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

11.2	Termination by PACO

This Contract may be terminated by PACO at any time by giving notice in writing to PROFILE [X]. In such event PACO will summarise and fully document the Services performed up to the issue of the termination notice, and PROFILE [X]’s only liability to PACO will be to pay PACO all sums payable in accordance with the terms of this Contract in respect of the Services performed up to such termination.

12.0	SAVING OF RIGHTS

The expiration of this Contract or the early termination of this Contract, howsoever occasioned, shall be without prejudice to rights and remedies of the Parties accrued up to and including the date of such expiration or early termination, and shall not affect or prejudice any term of this Contract that is expressly or by implication provided to come into effect on or continue in effect after such expiration or early termination including, without prejudice to the generality of the foregoing words, the provisions of Clauses 4, 5, 6 and 7; and the provisions of Item 2.0 of Appendix B, entitled Royalties.

13.0	INDEPENDENT CONTRACTOR

PACO's status shall be that of an independent contractor and the relationship of the Parties shall in no event be construed to be that of principal and agent or master and servant. PACO shall be fully responsible for and shall have exclusive direction and control of its employees, servants, agents, and representatives shall control the manner and method of carrying out the Services.

14.0	ASSIGNMENT AND SUBCONTRACTS

PACO shall not assign the Services nor subcontract all or the majority of the Services; however, PACO may subcontract part of the Services provided always that PACO supervises and retains overall responsibility for such subcontracted Services.

STAGE [X] PROOF OF CONCEPT	Page 8 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

15.0	GOVERNING LAW

This Contract shall be construed and take effect in accordance with the laws of British Columbia and the parties agree to submit to the exclusive jurisdiction of the British Columbia courts.

16.0	RESOLUTION OF DISPUTES

16.1	Forum

Any dispute, controversy or claim shall be settled by arbitration in the Province of British Columbia or such other location as may be agreed by the Parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect, except as specifically otherwise stated in this Attachment. Judgement upon the award, if any, rendered by the arbitrator(s) may be entered in any court having jurisdiction over the Party against whom the award is sought to be entered. The arbitration shall be administered by any organization mutually agreed upon by the Parties or, if they are unable to agree, the AAA.

16.2	Additional Procedure

Notwithstanding anything to the contrary which may now or hereafter be contained in the rules of the AAA, the procedures set out in this Paragraph shall apply.

(a) A notice of Arbitration shall set out a plain statement of the matter that the Party sending the notice (the “Instituting Party”) believes to be a breach of duty or agreement or is in dispute (the “Demand”). The Demand shall (i) include a plain (but reasonable detailed) statement of the operative facts upon which the Demand is predicated, (ii) reference principal provisions of the Contract that the Instituting Party views as controlling and/or whose interpretation is in the Instituting Party’s view controlling or pertinent, and (iii) have attached copies of all pertinent documents and other things then in its possession or under its control which the Instituting Party views as having direct bearing on the statement of the operative facts supporting the claim and/or the remedy sought under the Demand. Either within the Demand or as an attachment to it, the specific remedy sought shall be set out in such concrete detail as to enable the arbitrators to endorse it, without any modification of relief, as their award and shall include, without limitation, the specific dollar amount of any damages sought, and a detailed statement of the specific terms of any affirmative performance or other remedy sought (the Parties acknowledge that to prevent unauthorized disclosure, whether in an

STAGE [X] PROOF OF CONCEPT	Page 9 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

award confirmation procedure or otherwise, any confidential information of either Party may be set out in a separate annex or document and be subject to a protective order).

(b) The receiving Party (the “Other Party”) shall, within twenty (20) Days of receipt of the Demand, provide to the Instituting Party a response (the “Answer”), which shall (i) include a plain (but reasonably detailed) statement of the operative facts upon which the Other Party relies, (ii) reference principal provisions of the Contract that the Other Party views as controlling and/or whose interpretation is in the Other Party’s view controlling or pertinent, and (iii) have attached copies of all pertinent documents and other things (other than those attached to the Demand) then in its possession or under its control which the Other Party views as having direct bearing to support the contentions of the Answer and/or as having direct bearing on the statement of the operative facts asserted by way of defence and/or a counterclaim and/or any remedy proposed by the Other Party. Either within the Answer or as an attachment to it, the Other Party shall proved a specific counterproposal of the concrete remedy sought by the Instituting Party. A counterproposal remedy proposed, and any counterclaim being sought, by the Other Party shall be made with the same particularity as is required of the Instituting Party.

(c) The Demand, the Answer and their attachments shall be duly filed with the arbitrators. After the Instituting Party and the Other Party have presented their positions on the merits to the arbitrators, the arbitrators shall fix a date on which both Parties may simultaneously exchange final proposed remedies, with copies to be simultaneously provided to the arbitrators. In addition, either Party may, at any time after the Other Party files the Answer, with leave of the other, serve upon the other and file with the arbitrators an amended proposed remedy, it being the intention of the Parties that the exchanges of proposed remedies shall foster amicable resolution.

16.3	Appointment of Arbitrators

Each Party shall, within thirty (30) Days after receipt of the Instituting Party’s Demand, appoint one impartial person (who shall, in the appointing Party’s view, be knowledgeable with respect to the issues in dispute, but not be directly associated with the Party) to hear and determine the dispute. (If a Party shall fail to so designate its arbitrator within said thirty (30) Days, then, except as the Parties may otherwise mutually agree, the arbitrator designated by the Party designating an arbitrators shall act as the sole arbitrator and shall be deemed to be the single, mutually approved impartial arbitrator to resolve the controversy, and all references in the Attachment to the “arbitrators” shall, unless otherwise indicated, refer to such single arbitrator.) The two persons so chosen shall, within

STAGE [X] PROOF OF CONCEPT	Page 10 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

twenty (20) Days after their appointment, endeavour to mutually select a third, impartial arbitrator, who shall, in their view, be knowledgeable with respect to the issues in dispute. If they shall be unable to do so within said twenty (20) Days, either Party may petition the AAA or any court of competent jurisdiction in New York (or in any other jurisdiction to which both Parties may, in their discretion, agree) to appoint the third arbitrator. The majority decision of the arbitrators (or the decision of the sole arbitrator, if applicable) shall be final, binding, conclusive and non-appealable.

(a)	Each arbitrator shall be knowledgeable of the relevant issues. Each Party shall pay the arbitrator it designated and shall equally share the cost of the third (or, if applicable, the sole) arbitrator. In the event that the Parties are unable to agree upon a rate of compensation for the third (or sole) arbitrator, the arbitrator shall be compensated for his or her services at a rate to be determined by the AAA.

(b)	Discovery shall be liberally allowed by the arbitrators as contemplated by Federal Rules of Civil Procedure, subject, however, to such limitations as the arbitrators determine to be appropriate under the circumstances, it being the Parties’ mutual desire to have a prompt and efficient arbitration with full disclosure of the relevant facts.

(c)	The arbitrators shall endeavour to promptly schedule the hearing, and to hold the hearing (on a single day, or on consecutive days if practicable and necessary), and shall (as to the remedy selected by the arbitrators as the final award, solely to the extent contained in the remedy finally sought by the Instituting Party or the remedy finally proposed or sought by the Other Party) have authority to award relief under legal or equitable principles, including interim or preliminary relief (which interim or preliminary relief shall be as decided by the arbitrators who shall, however, use their best effort to fashion any interim or preliminary relief within the boundaries of the remedy sought by the Party in whose favour interim or preliminary relief is awarded).

Multiple hearings may be held if necessary to provide interim or preliminary relief but not preclude a final hearing on the merits unless the Parties should so agree. Nothing in this Attachment shall impair the right of a Party to seek interim or preliminary relief in a U.S. or Cinicinnati court of competent jurisdiction or in any other jurisdiction to which both Parties may, in their discretion, agree or failing such agreement provided for by the US Federal Rules of Civil Procedure before the arbitration panel is constituted and convened.

(d)	Other than attorney’ fees and expenses (which shall be borne by the Party incurring the same), the costs of the arbitration (excluding payment of the

STAGE [X] PROOF OF CONCEPT	Page 11 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

arbitrators as set forth above) shall be borne by the losing Party or shall be allocated between the Parties in such proportions as the arbitrators decide.

(e)	The arbitrators’ award insofar as remedies (other than allocation of costs of arbitration) shall be limited to a selection of the final remedy sought or proposed by (i) the Instituting Party or (ii) the Other Party. In making their decision, the arbitrator(s) shall be bound by the terms of this Contract. The arbitrators will make findings of fact and conclusions of law as necessary to support a written opinion to be signed by each arbitrator and which shall be final, binding, conclusive, non-appealable and simultaneously served upon both Parties.

16.4	Confidentiality

Each Party may designate certain or all of its documents as confidential. If so, a Protective Order, as signed by the Parties, shall be put in place and specify who may have access to and know of such documents and specify their return or destruction following the arbitration

17.0	NOTICES

Any notice to be given under to this Contract shall be in writing and shall be deemed to have been properly given by a Party if delivered personally to the other Party or if sent by registered mail, or transmitted by E-mail, or fax, to the other Party at that other Party's address as it appears in the first paragraph of this Contract (or at any other address designated in writing by the receiving Party as the address to which notices are to be sent hereunder). The receiving Party shall immediately acknowledge receipt of any notice received by E-mail or fax.

Any notice given under or relating to this Contract shall be deemed to have been duly delivered and received:

(a) at the actual time of delivery if delivered personally;

(b) at the time of transmission if transmitted by fax or E-mail during normal working hours of the receiving Party;

(c) at 9.00am on the next working day of the receiving Party subsequent to the date of posting if sent by registered mail; or if transmitted by E-mail or fax outside of the receiving Parties normal working hours.

STAGE [X] PROOF OF CONCEPT	Page 12 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0

18.0 ENTIRETY OF CONTRACT

This Contract constitutes the entire agreement between the Parties hereto and supersedes any previous understandings, commitments, agreements or representations whatsoever, oral or written, pertaining to the subject matter hereof. This Contract shall not be varied except by an instrument in writing of date even herewith or subsequent hereto executed by both PROFILE [X] and PACO by their respective duly authorised representatives.

AS WITNESS the hand of the Parties hereto the day and year first before written.

PACO
PROFILE [X]
Signed: ………………………	Signed: ……………………….
Title: ………………………	Title: ……………………….
Date: ………………………	Date: ……………………….

STAGE [X] PROOF OF CONCEPT	Page 13 of 13	CONDITIONS OF CONTRACT
Aug 02 – Rev 0